UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2011

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On January 10, 2011, Arrowhead Research Corporation (the “Company”) and Calando Pharmaceuticals, Inc., a majority owned subsidiary of the Company (“Calando”), entered into a Stock Purchase Agreement (the “Calando Agreement”) with the Company for the purchase of newly issued Calando Series B Preferred Stock and Series C Preferred Stock. The consideration for the purchase was $1,000,000 in new cash investment and the extinguishment of Calando debt totaling approximately $8.1 million. After giving effect to the Calando Agreement, the Company holds approximately 79% of Calando’s outstanding capital stock.

The foregoing is intended only as a summary of the terms of the Calando Agreement and is qualified in its entirety by the text of the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

On January 13, 2011, Ablaris Therapeutics, Inc. (“Ablaris”), a wholly-owned subsidiary of the Company, entered into a Stock Purchase Agreements “the Ablaris Agreements” with certain accredited investors who collectively invested approximately $1.7 million through a purchase of Ablaris Series A Preferred Stock, including $500,000 that the Company directly invested in the offering. Ablaris expects to complete another closing as investors fund additional purchase commitments. After giving effect to the Ablaris Purchase Agreements, the Company owns 64% of the outstanding securities of Ablaris.

As a condition to the investment, the Company assigned to Ablaris all rights and obligations under the Patent and Technology Licensing Agreement with the Board of Regents of the University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center dated December 14, 2011, including the obligation to pay the $2 million initial license fee, which was paid by Ablaris immediately after closing.

The foregoing is intended only as a summary of the terms of the Ablaris Agreement and is qualified in its entirety by the text of the Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 14, 2011

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer